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                                                                    EXHIBIT 99.4


                  CMI INVOLUNTARY BANKRUPTCY PETITION DISMISSED

Columbia, SC - July 10, 2001 - CMI Industries, Inc. announced today that the involuntary bankruptcy petition filed against the Company has been dismissed pursuant to an agreement previously reached between the Company and certain holders (the "Petitioning Bondholders") of its Senior Subordinated Notes (the "Notes"). On Monday, the United States District Court for the District of Delaware issued the order for dismissal that the Company and Petitioning Bondholders had jointly requested. Under the dismissal order, the Company is to make the April interest payment owed with respect to the Notes and the parties will engage in good faith efforts to negotiate an overall restructuring of the Notes.

Said Joseph L. Gorga, President of the Company, "The Company extends its appreciation to all of its customers, vendors and associates for their support during these last few weeks. Their support was a significant factor in our ability to resolve this matter in the best interests of all parties. CMI and its bondholders have already engaged in extensive discussions on restructuring the Company's capital structure, and the framework for quickly and fairly achieving this goal is now in place. We look forward to continuing to focus on customer needs and customer service, while moving forward with strategic initiatives to grow our elastics business."

           CMI Industries, Inc., and its subsidiaries manufacture textile products that serve a variety of markets, including the home furnishings, woven apparel, elasticized knit apparel and industrial/medical markets. Headquartered in Columbia, South Carolina, the Company operates manufacturing facilities in Clarkesville, Georgia; Clinton, South Carolina; Greensboro, North Carolina; and Stuart, Virginia. The Company had net sales from continuing operations of $194.7 million in 2000.

This press release contains statements that are forward-looking statements within the meaning of applicable federal securities laws and are based upon the Company's current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, among other things, global economic activity, the success of the Company's overall business strategy, the Company's relationships with its principal customers and suppliers, the demand for textile products, the cost and availability of raw materials and labor, the level of the Company's indebtedness and the exposure to interest rate fluctuations, governmental legislation and regulatory changes, and the long-term implications of regional trade blocs and the effect of quota phase-out and lowering of tariffs under the WTO trade regime, restrictions on the Company's business and operations imposed by the Company's lenders and the court processes, and the Company's ability to operate under current industry conditions.

         For further information, contact James A. Ovenden, Executive Vice President and Chief Financial Officer at 803-771-4434.